JOINT FILING AGREEMENT

Each of the undersigned hereby agrees to file jointly the Statement on Schedule 13D to which this Agreement is attached, and any amendments to the Statement on Schedule 13D (the “Schedule 13D”), with respect to common stock, par value $.01 per share, of Atari, Inc, a Delaware corporation, which may be deemed necessary, pursuant to Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Statement on the Schedule 13D, and any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.

Date:    March 10, 2008

[signature pages to follow]

                In witness whereof, the undersigned has duly executed this Joint Filing Agreement as of this 10th of March, 2008.

THE BLUEBAY VALUE RECOVERY (MASTER) FUND LIMITED

By:	/s/ Robert Raymond
Name: Robert Raymond Title: Director

In witness whereof, the undersigned has duly executed this Joint Filing Agreement as of this 10th of March, 2008.

THE BLUEBAY MULTI-STRATEGY (MASTER) FUND LIMITED

By:	/s/ Robert Raymond
Name: Robert Raymond Title: Director

   In witness whereof, the undersigned has duly executed this Joint Filing Agreement as of this 10th of March, 2008.

BLUEBAY ASSET MANAGEMENT PLC

By:	/s/ Nicholas Williams
Name: Nicholas Williams Title: Director and Chief Financial Officer